Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Declares 10% Stock Dividend

Addison, Texas – January 21, 2021 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced that its Board of Directors has declared a 10% stock dividend for shareholders of record as of February 5, 2021. As an example, each shareholder will receive one additional share of stock for every ten shares owned on the effective date of February 12, 2021.

Ty Abston, Chairman and CEO of the Company stated, “The Board is very pleased with the progress the Company and Guaranty Bank & Trust made in 2020, especially with the COVID-19 challenges we faced and the slowdown in the economy. We are proud of our Bank, our staff, and our customers as we all worked to stay safe while at the same time being accessible to customers. By declaring this first-time stock dividend, in addition to the normal cash dividends, it’s just another way to reward our shareholders for their continued support.”

The Board will continue to consider future quarterly cash dividends, as it has in the past, and intends to maintain the current per share cash dividend level going forward. Any future dividend would be payable on all outstanding shares (including those issued as a result of the stock dividend), although the amount and payment of any dividends will be based on earnings of the Company, its financial condition, capital requirements, and other related factors.

About Guaranty Bancshares

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of December 31, 2020, Guaranty Bancshares, Inc. had total assets of $2.7 billion, total loans of $1.9 billion and total deposits of $2.3 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, the level of future cash dividend payments and our results of operations, financial condition and financial performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal, plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

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Contact Information:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881

Investors@gnty.com